Exhibit 99.1

Amazon.com to Acquire Joyo.com Limited

Seattle, Washington, USA, and Beijing, People’s Republic of China – August 19, 2004 – Amazon.com (NASDAQ: AMZN) today announced that it has entered into a definitive agreement to acquire Joyo.com Limited, a British Virgin Islands Company, which operates the Joyo.com Web sites—www.joyo.com and www.joyo.com.cn—in cooperation with Chinese subsidiaries and affiliates. The Joyo.com Web sites are the largest online retailers of books, music and videos in China.

Founded in 2000, Joyo.com offers customers a wide selection of books, videos and DVDs, music, software, toys and gifts, among other products. Through this acquisition, Amazon.com will blend Joyo.com’s expertise in serving the Chinese market with Amazon.com’s experience as one of the world’s leading online retailers. This combination will allow Joyo.com to improve its customer experience and grow its business.

“Becoming a part of the Amazon family is great news for our customers,” said Lin Shuixing, president of Joyo.com Limited. “Amazon.com has always put the customer at the center of everything it does, and we look forward to making Joyo.com even better for our customers in the time to come.”

“This transaction is a recognition of Joyo’s accomplishments over the past four years,” said Lei Jun, founder and chairman of Joyo.com and president of Kingsoft Holdings Limited, the largest shareholder of Joyo.com. “I am confident that Amazon.com’s expertise in global e-commerce, in combination with Joyo’s entrepreneurial management team and employees, will bring the development of e-commerce and online customer experience in China to a new level.”

Joyo.com will become Amazon.com’s seventh global Web site. Amazon.com’s entry into China will allow it to service the more than 80 million consumers already online in China.1

“We are very pleased to be entering the Chinese market with Joyo.com,” said Jeff Bezos, founder and CEO of Amazon.com. “In a relatively short time, Joyo.com has established itself as the leading online destination for books, music and videos in China, and we’re happy to be part of one of the world’s most dynamic markets.”

[1]	Source: China Internet Network Information Center, July 2004

“It is extremely gratifying to have a world-class company like Amazon.com recognize the value of Joyo.com’s opportunity in China,” said Liu Chuanzhi, chairman of Legend Capital, one of the largest shareholders of Joyo.com. “We look forward to watching Joyo.com become even more successful as part of Amazon.com.”

The transaction is valued at approximately $75 million, including approximately $72 million in cash and the assumption of employee stock options. The transaction is expected to close in the third quarter 2004, although it is subject to customary closing conditions.

Amazon.com does not expect the acquisition to have a significant impact on net sales or operating profit in third quarter 2004 or fiscal 2004.

About Amazon.com

Amazon.com, a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, kids and baby, and home and garden.

About Joyo.com

Joyo.com was founded in May 2000 and today is the largest online book, music, video and DVD store in China. In addition, it sells IT software products, health and beauty products, as well as gifts and toys online.

Forward-looking statement of Amazon.com

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to the regulation of Internet and retail companies in China, the enforceability of contracts necessary for the management and control of Joyo.com, the reaction of customers and suppliers of Joyo.com to the transaction, political and economic conditions in China, potential future losses, competition, retention of key Joyo.com personnel, disruption of our ongoing business, seasonality, potential fluctuations in operating results and rate of growth, foreign exchange rates, management of potential growth, system interruption, consumer trends, inventory, fulfillment center optimization, limited operating history, other government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Current Report on Form 8-K filed concurrently with this announcement and its Annual Report on Form 10-K for the year ended December 31, 2003, and all subsequent filings.

Contact information:

Amazon.com Media Relations

Patty Smith

206-266-7180

Joyo.com

Vivian Wu

86-139-1120-2949

# # #